Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS PROFITABLE FOURTH QUARTER 2014

(BURLINGAME, CA), March 3, 2015 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported its unaudited operating results for the fourth quarter and year ended December 31, 2014.

Effective as of January 1, 2014, the Company adopted an alternate method of accounting for non-refundable maintenance reserves and certain lessor maintenance costs.  In order to provide a meaningful comparison for 2014 results, the 2013 results stated below and in the accompanying tables were calculated as if the new method of accounting were in effect throughout 2013.

In the fourth quarter of 2014, net income was $0.5 million, or $0.32 per diluted share, compared to a net loss of $0.8 million, or $0.54 per diluted share, for the fourth quarter of 2013.  The Company reported that, primarily as a result of a total of $18.7 million of non-cash, pre-tax write-downs of certain aircraft, it had a net loss of $11.3 million, or $7.32 per diluted share, in 2014, compared to net income of $8.3 million, or $5.26 per diluted share, in 2013.

“We are pleased to return to profitability this quarter.  The financial results posted for 2014 were heavily impacted by $15.6 million of non-cash write-downs we took in the year on six older aircraft which we have classified as held for sale,” said Neal D. Crispin, President and Chief Executive Officer.  “At the same time, 2014 was a year of continued strong growth of our portfolio with the addition of three CRJ-700 and two CRJ-900 mid-life regional jets and one new ATR 42-600 turboprop, all on long-term leases.  These 2014 aircraft acquisitions, together with the aircraft sales and impairment charges taken on selected older aircraft, reflect our strategic growth plan to add mid-life regional jet aircraft and new generation turboprops, while reducing the older aircraft in our portfolio.  With the addition of these aircraft, we believe that the Company is positioned for continued operating lease revenue growth.  We continue to see strong lessee demand for larger, mid-life regional jets and turboprop aircraft to meet forecasted traffic growth throughout the world.”

“As a result of the aircraft acquisitions and aircraft sales during the year, the average age of the Company's leasing portfolio at year-end 2014 is about 13 years compared to 18 years at year-end 2013, a 28% decrease in age,” Crispin continued.  “In addition, the average remaining lease term for aircraft leases in place today is approximately 60 months, a 66% increase from approximately 36 months at the end of 2013.”

“By adding new lessees and lease renewals, the Company has been able to better diversify its lessee credit risk,” said Toni M. Perazzo, Chief Financial Officer.  “For 2014, approximately 29% of 2014 operating lease revenue was derived from lessees in North America compared to 8% from North American lessees in 2013.  In addition, these same lessees accounted for approximately 35% of the net book value of the Company’s leased aircraft, up from 12% in 2013.”

The Company expanded the board from five to six members in February 2015 with the addition of Dave Wilson who recently retired after 21 years from GECAS, the world’s largest aircraft leasing company.

Fourth Quarter 2014 Highlights (at or for the periods ended December 31, 2014, compared to December 31, 2013)

Total revenues were $6.2 million and $28.7 million for the fourth quarter and year ended December 31, 2014, respectively, compared to total revenues of $5.6 million and $38.2 million, respectively, for the same periods a year ago.

Operating lease revenues increased 22% in the fourth quarter and 17% for the year, compared to the same periods a year ago primarily because of operating lease revenue from aircraft purchased during the fourth quarter of 2013 and in 2014.

Average portfolio utilization was 82% during 2014, compared to 76% in 2013.

Total expenses decreased 21% to $5.4 million in the fourth quarter of 2014 as compared to the same period in 2013 primarily as a result of JetFleet Management Corp.’s one-time waiver of its fourth quarter management fees of $1.2 million.   For the full year 2014, total expenses were $46.0 million compared to $25.6 million for 2013, primarily due to the non-cash, pre-tax write-downs totaling $18.7 million on certain of the Company’s older aircraft.

Balance Sheet

The net book value of the Company’s portfolio increased by 26% from $153.7 million at December 31, 2013 to $193.3 million at December 31, 2014. Currently, the Company’s portfolio consists of thirty-nine aircraft and five engines, covering ten different aircraft types compared to forty-one aircraft and six engines at December 31, 2013.

The Company's current customer base consists exclusively of regional carriers – twelve airlines operating worldwide.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases.  The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the Company’s statements regarding its plan to add mid-life regional jet aircraft and new generation turboprops, while reducing the older aircraft in our portfolio; that it is positioned for continued operating lease revenue growth; and that aircraft traffic is forecasted to grow throughout the world.  All statements, other than statements of historical fact, included herein are "forward-looking statements.”  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the availability of appropriate aircraft for acquisition and financing therefor;  the risks of reduced demand for leased aircraft of the types in the Company’s portfolio; the inability of the Company to lease certain of its aircraft; or the business failure of one or more of the Company’s lessees; as well as those discussed in the Company's reports that are filed with the Securities and Exchange Commission.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Other than as required by law, the Company does not assume a duty to update any forward-looking statement.

(see tables following)

AeroCentury Corp.
Selected Financial Information
 (in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013(1)	2014	2013(1)
Revenues and other income:
Operating lease revenue	$5,915	$4,853	$21,913	$18,794
Maintenance reserves revenue (2)	-	1,044	3,394	14,911
Net gain/(loss) on disposal of assets	183	(340)	3,147	3,808
Other income	101	75	252	719
	6,199	5,632	28,706	38,232
Expenses:
Depreciation	1,689	1,987	7,299	7,363
Maintenance costs	1,659	2,079	7,478	6,962
Interest	1,341	1,041	5,134	4,075
Professional fees and other	510	654	3,439	2,790
Provision for impairment in value of aircraft	218	-	18,737	-
Management fees	-	1,138	3,865	4,369
	5,417	6,899	45,952	25,559
Income/(loss) before income tax provision	782	(1,267)	(17,246)	12,673
Income tax provision/(benefit)	278	(435)	(5,952)	4,329
Net income/(loss)	$504	$(832)	$(11,294)	$8,344
Earnings/(loss) per share:
Basic	$0.33	$(0.54)	$(7.32)	$5.41
Diluted	$0.32	$(0.54)	$(7.32)	$5.26
Weighted average shares used in earnings/(loss) per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,552,620	1,543,257	1,543,257	1,587,036

Summary Balance Sheet (Unaudited):	December 31, 2014	December 31, 2013(1)
Total assets	$201,775	$164,634
Total liabilities	$166,934	$118,499
Stockholders’ equity	$34,841	$46,135

(1)
Effective January 1, 2014, the Company adopted an alternate method of accounting for maintenance reserves and lessor maintenance obligations to: (i) recognize non-refundable maintenance reserves as liabilities for deposits against future maintenance reimbursements of maintenance reserves received in the normal course of ongoing leases; (ii) recognize reimbursements from such collected reserves as disbursements against the liability when claims are submitted for payment against previously collected maintenance reserves; (iii) reflect as liabilities non-refundable reserves received by the prior lessor upon acquisition of an aircraft which are claimable by the lessee when maintenance is performed; (iv) recognize as income non-refundable reserves not refunded to lessees upon termination of the lease and return of the aircraft to the Company in accordance with all lease return requirements; and (v) record lessor maintenance obligations as liabilities upon acquisition of an aircraft subject to a lease under which the Company assumes the prior lessor’s obligation to pay a portion of a first-time maintenance event. The selected financial information for the three months and year ended December 31, 2013 and as of December 31, 2013 reflects the retrospective application of the alternate method of accounting in accordance with ASC 250, Accounting Changes and Error Corrections.

(2)	Maintenance reserves revenue is dependent upon the amount of reserves retained upon lease terminations.